Exhibit 10.9

1st AMENDMENT TO SUBLEASE

THIS 1st AMENDMENT TO SUBLEASE (this “1st Amendment”) is entered into effective as of December 18, 2014 (“Amendment Effective Date”) by and between WELLSPRING BIOSCIENCES LLC, a Delaware limited liability company (“Sublandlord”), and KURA ONCOLOGY, INC., a Delaware corporation (“Subtenant”)

WHEREAS, Sublandlord and Subtenant are parties to that certain Sublease dated August 29, 2014, (the “Sublease”), and desire to amend the Sublease as set forth herein.

NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the parties agree as follows:

1. Amend Section 4(a)(i). Section 4(a)(i) is hereby deleted in its entirety and replaced with the following:

“(i) Base Rent. Subtenant shall pay to Sublandlord: (A) for the Initial Initial Office Space during the period between September 1, 2014 and October 1, 2014, the amount of $ 444.96; (B) For the Initial Office Space and the Additional Space during the Additional Space Term, $3.09 per rentable square foot per month, ($4,820.40 per month); ((A) and (B) being collectively referred to as “Base Rent”), subject to the rental adjustment described below. Base Rent under this Sublease shall be adjusted on September 1, 2015, to equal the Base Rent, on a per rentable square foot basis, then payable by Sublandlord under the Master Lease with respect to the Subleased Premises pursuant to Section 3(a), as adjusted by Section 4 of the Master Lease.”

2. Except as amended as described above, all other terms and conditions of the Sublease will remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this 1st Amendment effective as of the Amendment Effective Date.

WELLSPRING BIOSCIENCES LLC		KURA ONCOLOGY, INC.

By:	/s/ Heidi Henson	By:	/s/ Troy Wilson
Name:	Heidi Henson	Name:	Troy Wilson
Title:	CFO	Title:	President and CEO